Exhibit 99.2

101 Gateway Centre Parkway    Richmond, VA 23235 Telephone: 804-267-8000    Fax: 804-267-8466    Website: www.landam.com

FOR IMMEDIATE RELEASE:

July 26, 2005	CONTACTS:
	Bob Sullivan	Lloyd Osgood
	SVP – Investor Relations	SVP – Corporate Communications
	Phone (804) 267-8703	Phone (804) 267-8133
	bsullivan@landam.com	losgood@landam.com

LANDAMERICA ANNOUNCES INCREASE IN QUARTERLY DIVIDEND

Richmond, VA - LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, announced an increase in its quarterly dividend by $.03 per share. The new quarterly dividend rate of $.18 per share represents a 20% increase over the previous level, and brings the annual dividend rate to $.72 per share. The quarterly dividend will be payable on September 15, 2005 to shareholders of record as of September 1, 2005.

“Our business continues to perform well. Total operating revenue grew 6.5% for the first half of 2005 compared to the same period in 2004. We generated $122 million cash flow from operations in the first half of the year, further confirmation of the strengths of our business,” said President and Chief Executive Officer Theodore L. Chandler, Jr.

Chandler continued, “Due to our overall performance, our healthy balance sheet, and strong cash flow, we are pleased to provide this increased return to our shareholders.”

About LandAmerica Financial Group, Inc.

Headquartered in Richmond, Virginia, LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services. Through its many subsidiaries, LandAmerica serves residential and commercial customers with more than 800 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, Latin America and Europe.

The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) the Company’s results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions; (ii) the Company’s inability to manage successfully its acquisitions of complementary businesses could adversely affect the Company’s business, operating results, and financial condition; (iii) competition in the Company’s industry affects its revenue; (iv) significant industry changes and new product and service introductions require timely and cost-effective responses; (v) the Company may not succeed in implementing its strategy of becoming a major provider of real estate transaction management services; (vi) the Company’s insurance and banking subsidiaries are subject to government regulation; and (vii) the Company’s litigation risks include substantial claims by large classes of claimants. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

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